EXHIBIT 11

                    INTERSTATE BAKERIES CORPORATION
          SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (000's EXCEPT PER SHARE DATA)



                                                 Twelve Weeks Ended
                                               -----------------------
                                               August 20,   August 21,
                                                  1994         1993
                                               ----------   ----------

Net income                                      $ 5,886      $ 6,989
                                                =======      =======

Weighted average common shares
 outstanding                                     19,642       20,846
Dilutive stock options                               45           63
                                                -------      -------
Weighted average common and common
 equivalent shares outstanding                   19,687       20,909
                                                =======      =======

Earnings per share                              $   .30      $   .33
                                                =======      =======